April 30, 2009

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp
(541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp
(541) 385-6205

CASCADE BANCORP (OREGON) ANNOUNCES FILING OF FORM 10-Q QUARTERLY REPORT AND RESULTS FOR THE FIRST QUARTER OF 2009

•	Net Loss Per Share of ($0.14) Compared to $0.22 Earnings Per Share for Year Ago Quarter
•	Loans Down 5.1% Compared to Year Ago Levels
•	Deposits Up 10.7% Compared to Year Ago Levels
•	Reserve for Credit Losses at 2.61%
•	Net Interest Margin at 3.86%
•	Total Risk-Based Capital Ratio at 10.27%

BEND, Oregon, April 30/PRNewswire-First Call/--Cascade Bancorp (“Cascade”) (NASDAQ: CACB) reported a first quarter 2009 per share diluted loss of ($0.14) per share compared to earnings of $0.22 per share for the year-ago quarter with a net loss of $3.9 million compared to earnings of $6.0 million for the year ago quarter.  The quarterly loss was a result of decreased net interest income and elevated loan loss provision expense due to the ongoing effects of an adverse economy.  Net interest income declined during the first quarter of 2009 primarily due to lower interest and fee income on loans largely because of interest reversals and interest foregone on non performing assets (NPA’s).  NPA’s increased to $217.3 million as of March 31, 2009, a majority of which remains concentrated in the hard hit residential land development and construction portfolios.  First quarter 2009 provision for loan losses totaled $15.0 million (pre-tax) against net loan charge-offs of $12.4 million (pre-tax) compared to provision expense of $4.5 million against net charge-offs of $4.2 million in the year ago quarter.

“Our first quarter results reflect the ongoing adverse economy facing our communities and customers,” said Patricia L. Moss, CEO.  “Like many other northwest banks, continuing negative trends in loan quality have caused us to add to our reserve for loan losses.  Our priorities remain to continue to diligently evaluate our loan portfolio to identify and reserve for credit risk as needed and to proactively work with borrowers to mitigate costs of resolving challenges.  At the same time our bankers are focused on serving our relationship customer base with local banking services that are so essential for our local economy.”

Moss continued, “As we have previously disclosed, the Company has been seeking additional capital to strengthen our Bank in response to these uncertain times.  While TARP funds are very uncertain, we are in discussions with our largest shareholder for an investment in our equity securities.  Any such investment would be conditioned upon our obtaining sufficient additional capital from third parties.  We will continue to work toward a capital raise; however, we recognize that capital markets remain uncertain so we continue to diligently manage the Company as if capital raise efforts were to prove unsuccessful.”

The Company’s loan portfolio decreased 5.1% from the year-ago levels primarily due to loan charge-offs coupled with management’s actions to reduce non-relationship loans under the present adverse economic conditions.  Total deposits at March 31, 2009, were $1.8 billion, up 10.7% compared to a year-ago mainly as a result of increased time and brokered deposits.  The net interest margin was 3.86%, below year-ago levels in part due to elevated NPA’s that do not earn interest income, resulting in lower net interest income for the current quarter.  Non interest income declined $0.5 million from the year-ago level while non interest expense was lower by $0.8 million due mainly to reduced staffing expense in the current period.

Cascade’s SEC filing of Form 10-Q as of the first quarter of 2009 includes substantial detail and discussion as to the financial results and condition of Cascade as of March 31, 2009 and the reader is encouraged to review this filing at 10Q CACB or http://www.botc.com or request a copy from Debbie Bleile at DebbieB@botc.com, (541) 617 – 3513 or by mail at P.O. Box 369, Bend, Oregon 97709.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 33 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley.  The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. In December 2008, Bank of the Cascades was named by the Portland Business Journal as one of Oregon’s Most Admired Companies in the Financial Services category, as chosen by Oregon CEOs. For further information, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. Such risks and uncertainties may include but are not necessarily limited to general and local economic conditions, including the residential and commercial real estate markets; changes in interest rates, including timing or relative degree of change; inflation; credit quality and concentrations; competition within the business areas in which Cascade is conducting its operations; changes in regulatory conditions or requirements or new legislation; and changes in accounting policies.  These statements include, among others, statements related to future profitability levels and future earnings.   For a discussion of factors, which could cause results to differ, please see Cascade's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade's press releases. When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except per share data and ratios; unaudited)
	Year over Year Quarter			Linked Quarter
	1st Qtr	1st Qtr	%	1st Qtr	4th Qtr	%
Balance Sheet Data (at period end)	2009	2008	Change	2009	2008	Change
Investment securities	$103,340	$89,705	15.2%	$103,340	$109,691	-5.8%
Loans, gross	1,935,167	2,038,147	-5.1%	1,935,167	1,956,184	-1.1%
Total assets	2,314,405	2,406,466	-3.8%	2,314,405	2,278,307	1.6%
Total deposits	1,839,871	1,661,284	10.7%	1,839,871	1,794,611	2.5%
Non-interest bearing deposits	407,300	429,436	-5.2%	407,300	364,146	11.9%
Customer relationship deposits (1)	1,362,964	1,532,434	-11.1%	1,362,964	1,430,175	-4.7%
Total common shareholders' equity (book)	131,833	279,008	-52.7%	131,833	135,239	-2.5%
Tangible common shareholders' equity (tangible) (2)	124,307	164,855	-24.6%	124,307	127,318	-2.4%
Income Statement Data
Interest income	$28,335	$38,141	-25.7%	$28,335	$31,260	-9.4%
Interest expense	8,611	13,081	-34.2%	8,611	9,130	-5.7%
Net interest income	19,724	25,060	-21.3%	19,724	22,130	-10.9%
Loan loss provision	15,000	4,500	233.3%	15,000	61,339	-75.5%
Net interest income after loan loss provision	4,724	20,560	-77.0%	4,724	(39,209)	-112.0%
Noninterest income	5,057	5,502	-8.1%	5,057	3,951	28.0%
Noninterest expense	16,570	17,375	-4.6%	16,570	125,724	-86.8%
Income (loss) before income taxes	(6,789)	8,687	-178.2%	(6,789)	(160,982)	-95.8%
Provision (credit) for income taxes	(2,873)	2,647	-208.6%	(2,873)	(23,422)	-87.7%
Net income (loss)	$(3,916)	$6,040	-164.8%	$(3,916)	$(137,560)	-97.2%
Share Data
Basic earnings per common share	$(0.14)	$0.22	-164.7%	$(0.14)	$(4.92)	-97.2%
Diluted earnings per common share	$(0.14)	$0.22	-165.1%	$(0.14)	$(4.92)	-97.2%
Book value per common share	$4.69	$9.94	-52.8%	$4.69	$4.81	-2.4%
Tangible book value per common share	$4.43	$5.87	-24.6%	$4.43	$4.53	-2.3%
Cash dividends paid per common share	$0.00	$0.10	-100.0%	$0.00	$0.01	-100.0%
Ratio of dividends declared to net income	0.00%	46.21%	-100.0%	0.00%	-0.20%	-100.0%
Basic Average shares outstanding	27,961	27,911	0.2%	27,961	27,953	0.0%
Fully Diluted average shares outstanding	27,961	28,070	-0.4%	27,961	27,953	0.0%
Key Ratios
Return on average total shareholders' equity (book)	-11.57%	8.65%	-233.8%	-11.57%	-196.01%	-94.1%
Return on average total shareholders' equity (tangible) (2)	-12.26%	14.62%	-183.9%	-12.26%	-330.29%	-96.3%
Return on average total assets	-0.70%	1.01%	-169.3%	-0.70%	-22.59%	-96.9%
Pre-tax pre provision return on average total assets	1.47%	2.18%	-32.6%	1.47%	0.89%	65.2%
Net interest spread	3.53%	3.99%	-11.5%	3.53%	3.67%	-3.8%
Net interest margin	3.86%	4.68%	-17.5%	3.86%	4.09%	-5.6%
Total revenue (net int inc + non int inc)	$24,781	$30,562	-18.9%	$24,781	$26,081	-5.0%
Efficiency ratio (3)	66.87%	56.85%	17.6%	66.87%	490.11%	-86.4%
Credit Quality Ratios
Reserve for credit losses	50,425	37,363	35.0%	50,425	48,205	4.6%
Reserve to ending total loans	2.61%	1.83%	42.1%	2.61%	2.46%	5.7%
Non-performing assets (4)	217,327	96,040	126.3%	217,327	159,425	36.3%
Non-performing assets to total assets	9.39%	3.99%	135.3%	9.39%	7.00%	34.2%
Delinquent >30 days to total loans	0.90%	0.43%	109.9%	0.90%	0.33%	175.0%
Net Charge off's (NCOs)	12,444	4,175	198.1%	12,444	64,024	-80.6%
Net loan charge-offs (annualized)	7.67%	0.81%	845.9%	7.67%	12.56%	-39.0%
Provision for loan losses to NCOs	121%	108%	11.8%	121%	96%	25.8%
Mortgage Activity
Mortgage Originations	$60,499	$44,007	37.5%	$60,499	$20,052	201.7%
Total Servicing Portfolio (sold loans)	$530,161	$502,438	5.5%	$530,161	$512,163	3.5%
Capitalized Mortgage Servicing Rights (MSR's)	$3,849	$3,784	1.7%	$3,849	$3,605	6.8%
Capital Ratios
Average common shareholders' equity to average assets	6.04%	11.69%	-48.3%	6.04%	11.53%	-47.6%
Leverage ratio (5) (Est Q1-09)	7.52%	10.12%	-25.7%	7.52%	8.19%	-8.2%
Total risk-based capital ratio (5) (Est Q1-09)	10.27%	11.42%	-10.1%	10.27%	10.22%	0.5%

Notes:
(1)
Customer relationship deposits include core deposit transaction accounts such as checking, money market and savings, while excluding all wholesale or brokered deposits and time deposits greater than $100,000.

(2)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to the acquisitions of Community Bank of Grants Pass and F&M Holding Company.
(3)	Efficiency ratio is noninterest expense (adj for one-time adjs) divided by (net interest income + noninterest income).
(4)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(5)	Computed in accordance with FRB and FDIC guidelines.